Exhibit 99.1

HEALTH SCIENCES GROUP APPOINTS RETIRED GENERAL MERRILL A. MCPEAK

TO ITS BOARD OF DIRECTORS

First Quarter 2005 Results In Line with Expectations; Positioning for Rapid Growth by Year-end

Los Angeles, CA (May 17, 2005) – Health Sciences Group, Inc. (OTCBB: HESG), provider of innovative nutritional products and functional ingredients derived from natural sources, announced today that Retired General Merrill A. McPeak, a 37-year veteran and former Chief of Staff of the United States Air Force, has been appointed to its Board of Directors and audit committee.  The company also reported its first quarter 2005 results.

"We are delighted that General McPeak has agreed to join our Board of Directors," said Fred E. Tannous, co-chairman and chief executive officer, Health Sciences Group.  "His extensive experience in mission-critical planning and execution, as well as his rich background in both domestic and international affairs, will be strategically beneficial to us as we continue to build Health Sciences Group into a world-class enterprise in the nutraceutical marketplace."

"As a member of the Board of Directors, I look forward to working with the management team and other board members to build Health Sciences Group into a significant enterprise," said General Merrill A. McPeak.  “I am very excited about the company’s innovative products which target growing consumer needs in the areas of heart health and weight management.  I believe Health Sciences Group is positioned to become a driving force in the nutritional products and functional food and beverage industries and I expect to help the company achieve this objective.”

General Merrill A. McPeak served 37 years in the United States Air Force, in all capacities of command, culminating in Chief of Staff.  With the Joint Chiefs of Staff, he served as adviser to the Secretary of Defense, the National Security Council, and the President.  He headed the Air Force during a period of intense U.S. overseas military involvement, including Desert Shield and Desert Storm, as well as active operations in Somalia, Bosnia, Rwanda and the Caribbean.  As a career fighter pilot, McPeak flew 269 combat missions in Vietnam and 200 aerobatics exhibits with the Thunderbirds.  Senior leadership assignments included command of the 20th Fighter Wing in NATO, the Twelfth Air Force and the Pacific Air Forces.  He conceived and executed the most extensive reorganization of the Air Force in its fifty-year history, creating a service better suited to meet the nation’s defense needs.  Today, he is president of McPeak and Associates, where he provides consulting services to start-up and growth-oriented companies.  He also serves on the board of several publicly-traded companies, including Tektronix, Del Global Technologies and Gigabeam Radio.

General McPeak holds a degree in Economics from San Diego State College and a Master's Degree from George Washington University in International Affairs.  He was the 1993 winner of the Thomas White Space Trophy, sponsored by the National Geographic Society.  He also received the Hartinger Award for outstanding military space achievement.

"We are fortunate to be able to add someone of McPeak’s caliber to our board of directors," said Bill Glaser, co-chairman and president of Health Sciences Group, Inc.  "General McPeak brings to our board an outstanding record of leadership together with a deep understanding of and appreciation for business, culture, and core values.  His counsel will help guide the company's long-term business strategy.”

General McPeak joins William T. Walker, Jr. and Sid L. Anderson as outside directors of Health Sciences Group.

First Quarter 2005 Results

Revenues for the first quarter ended March 31, 2005 totaled $203,000 compared to $1,003,000 reported for the same period last year.  The decrease in revenues resulted primarily from management’s decision to curtail its pharmaceutical operations and suspend sales of low-margin products as part of its strategic shift toward marketing and selling its proprietary, high-margin nutritional products and functional ingredients to consumers through retail and direct channels.  As a result, gross profit margins, as a percentage of total revenues, have increased by over 375% from 12% reported in first quarter 2004 to 57% reported for the same period this year.

“We are now beginning to realize expected positive outcomes since we shifted our business model,” commented Mr. Tannous.  “While revenues from new product introductions have yet to be realized, which we expect in the second half of the year, we are starting to see significant improvements in gross profit margins resulting primarily from the elimination of low-margin products.  Additionally, we expect robust sales of our new proprietary products to place us in a position to report profitability by year-end.”

The operating loss for the first quarter was approximately ($1,981,000) as compared with a loss of approximately ($1,002,000) for the same period last year.  The increase in loss was primarily attributable to an increase of over $900,000 in marketing and advertising expenses incurred to support the launch of the company’s new products.  Net loss attributable to common shareholders totaled ($4,237,000), or ($0.21) per share, in the first quarter 2005 compared to a net loss of ($1,195,000), or ($0.09) per share, reported for the same period last year.  Approximately $2,300,000 of the net loss was attributable to non-cash expenses related to the company’s financing transactions, including interest amortization and warrant liability expenses associated with the unregistered warrant shares sold in the private placement offerings.  The warrant liability expense is temporary and will be reversed when the shares underlying the warrants are registered.

“We expect significant revenue growth in the coming months as the demand for Shugr™ and Sequestrol™ continues to mount,” commented Mr. Glaser.  “In addition to the orders we have been receiving from retailers, we have received significant interest by several major food and beverage manufacturers for use of Shugr™ as a sweetening ingredient in their products.  We plan to increase our retail marketing efforts for Shugr™ as well as launch a direct response marketing campaign for Sequestrol™ by next quarter.”

About Health Sciences Group, Inc.

Health Sciences Group identifies, develops and commercializes innovative nutritional products and functional ingredients derived from natural sources to provide consumers and medical professionals with preventative healthcare alternatives.  The company markets its own line of proprietary products based on novel technologies with clinically-supported, GRAS-certified ingredients under its Swiss Research™ and Swiss Diet™ brand names.  For more information, visit www.HSciences.com, www.SwissDiet.com, and www.Shugr.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events.  Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct.  The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the potential acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements.  In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT:

Health Sciences Group, Inc.

Bill Glaser, President, or Fred E. Tannous, CEO

310-242-6700